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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Media Contact: Kevin Brett
       408-433-7150
Investor Contact: Diana Matley                                    August 7, 1998
       408-433-4365

CC98-41

LSI LOGIC COMPLETES $760 MILLION SYMBIOS ACQUISITION

      MILPITAS, CA - LSI Logic Corporation (NYSE:LSI) and Hyundai Electronics America (HEA) today announced the completion of LSI Logic's $760 million purchase of Symbios, Inc.

      The strategic acquisition follows the necessary regulatory review by the Federal Trade Commission.

      "Now that the purchase has been completed, we can focus our undivided attention on increasing the competitive profile of both companies in the global system-on-a-chip market," said Wilfred J. Corrigan, LSI Logic chairman and chief executive officer.

      "LSI Logic will immediately benefit from Symbios' strength in global storage markets and its impressive intellectual property offerings, particularly in SCSI technology," added Corrigan. "Symbios, in turn, will have access to LSI Logic's leading edge process technology, our global manufacturing facilities, and our engineering expertise in designing complex single-chip systems for high volume customers around the world."

      During the coming weeks and months, LSI Logic and Symbios management and employees will work together to develop strategies to


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ensure the smooth integration of the combined strengths of the two companies.

      The $760 million acquisition of all the outstanding capital stock of Symbios, including assumed liabilities, payable in cash, is expected to be accretive to LSI Logic's earnings per share in 1999.

      LSI Logic will take an acquisition charge in the third quarter. The company will report its third quarter results on Thursday, October 22.

      Symbios, a private corporation, designs, manufactures, and markets client/server integrated circuits, cell-based application specific circuits (ASICs), host adapter boards (HABs), and storage subsystems. Symbios, which had 1997 revenues of $620 million and operating income of $70 million before non-recurring charges, is a leader in the small computer system interface (SCSI) chip and the global disk and tape drive electronics markets.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS: The statements in this news release relating to future earnings per share, in-process technology writeoffs, and future benefits of the acquisition, involve known and unknown risks and uncertainties, which may cause LSI Logic's actual results in future periods to be materially different from any performance suggested in this release. Such factors may include, but may not necessarily be limited to fluctuations in customer demand, both in timing and volumes, and in currency exchange rates. Also, the company's ability to have available amount of production capacity in a timely manner can significantly impact the company's financial performance. The timing of new technology and product introductions and risk of early obsolescence are also important factors. Further, the company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the company's control. In the context of forward-looking information provided in this news release, reference is made to the discussion of risk factors detailed in the company's filings with the Securities and Exchange Commission during the past 12 months.

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LSI Logic Corporation (NYSE:LSI), The System on a Chip Company(R), is a leading supplier of custom high-performance semiconductors with operations worldwide. The company enables customers to build complete systems on a single chip with its CoreWare(R) design program, thereby increasing performance, lowering system costs and accelerating time to market. LSI Logic develops application-optimized products in partnership with trendsetting customers and operates leading edge, high-volume manufacturing facilities to promote submicron chips. The company maintains a high level of quality, as demonstrated by its ISO 9000 certifications. LSI Logic is headquartered at 1551 McCarthy Blvd., Milpitas, California 95035, 408-433-8000, www.lsilogic.com.

Hyundai Electronics America, headquartered in San Jose, California, is a U.S. subsidiary of Hyundai Electronics Industries Co., Ltd. based in Seoul, Korea.

Symbios, Inc., headquartered in Fort Collins, Colorado, creates solutions for moving and storing information. Symbios focuses on developing partnerships with its customers, including original equipment manufacturers and resellers in the storage, server, peripherals, and communications markets.